CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-62436 on Form N-1A of our report dated August 23, 2024, relating to the financial statements and financial highlights of the Pioneer Bond Fund appearing in the Annual Report on Form N-CSR of Pioneer Bond Fund for the year ended June 30, 2024, and to the references to us under the headings “Financial highlights” in the Prospectus and “Independent registered public accounting” and “Financial statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

October 21, 2024